Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-48453 and 333-204746) pertaining to the Sandy Spring Bank 401(k) Plan of our report dated June 18, 2015 relating to the financial statement as of December 31, 2014, of the Sandy Spring Bank 401(k) Plan, which appears in this Annual Report on Form 11-K.

/s/ Stegman & Company

Baltimore, Maryland

June 28, 2016